Exhibit 10.7
THE WALT DISNEY COMPANY
500 South Buena Vista Street
Burbank, California 91521

As of October 22, 2023

Ms. Kristina K. Schake
Senior Executive Vice President
and Chief Communications Officer
The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521

RE: Amendment to that certain Employment Agreement, dated as of June 29, 2022, by and between The Walt Disney Company and Kristina K. Schake (the “Agreement”).

Dear Ms. Schake:

This letter agreement will confirm that the following new Paragraph 3(e) shall be added to the Agreement immediately following Paragraph 3(d), effective as of October 22, 2023:

(e)Compensation Clawback Policy. Executive acknowledges and agrees that The Walt Disney Company Clawback Policy (the “Policy”), which sets forth terms for the potential recovery of certain incentive compensation in the event of an Accounting Restatement (as defined in the Policy), shall apply to Executive during the term of this Agreement and following the expiration or sooner termination of this Agreement, and that Executive has executed an acknowledgement of the Policy.

In addition, Paragraph 8(a) is hereby amended and restated in its entirety as follows, effective as of October 22, 2023:

Paragraphs 3(e) (relating to Company’s compensation clawback policy), 5 (relating to early termination of the Employment Period) 6, and 7 (relating to nondisclosure and nonsolicitation of employees) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period in accordance with Paragraph 1 or an early termination of the Employment Period pursuant to Paragraph 5 hereof.

This also shall confirm that the General Release attached to the Agreement as Exhibit C shall be deleted and replaced in its entirety with the new release attached hereto and, as amended, incorporated into the Agreement by reference herein.

As amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.

If the foregoing accurately reflects your understanding of our mutual agreement, please so indicate in the space provided below and return an executed copy hereof to us at your earliest convenience.

Very truly yours,

THE WALT DISNEY COMPANY

By:	/s/ Sonia Coleman

Title:	Authorized Signatory

Date:	December 13, 2023

ACCEPTED AND AGREED TO:

/s/ Kristina Schake
Kristina K. Schake

Date:	December 13, 2023
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EXHIBIT C
GENERAL RELEASE

WHEREAS, Kristina K. Schake (hereinafter referred to as "Executive") and The Walt Disney Company (hereinafter referred to as the “Company") are parties to an Employment Agreement, dated as of June 29, 2022 (the “Employment Agreement”), which provided for Executive’s employment with the Company on the terms and conditions specified therein; and
WHEREAS, pursuant to paragraph 6 of the Employment Agreement, Executive and the Company have agreed to execute mutual releases of the type and nature set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received in accordance with the terms of the Employment Agreement, it is agreed as follows:
1.(a) Upon the later of (i) the execution hereof by the Company and Executive, (ii) the passage of seven days following execution hereof by Executive without Executive's having exercised the revocation rights referred to in paragraph 10 hereof and (iii) the time specified in the Employment Agreement for payment of a particular item of compensation, the Company shall (x) provide Executive the amounts and benefits described in Paragraph 5 of the Employment Agreement and (y) make full payment for vacation and floating holidays accrued but unused as of the date hereof (to the extent, if any, not already paid in accordance with applicable law), less amounts required to be withheld by law or authorized by Executive to be withheld (it being understood that from and after the date hereof no further rights to vacation or floating holidays or compensation therefor shall accrue or be payable to Executive). Such payment shall be made by check payable to Executive.
(b)The covenants and commitments of the Company referred to herein (including, specifically, but without limitation, any and all benefits conferred upon Executive pursuant to Paragraph 5 of the Employment Agreement) shall be in lieu of and in full and final discharge of any and all obligations to Executive for compensation, severance payments, or any other expectations of payment, remuneration, continued coverage of any nature or benefit on the part of Executive arising out of or in connection with Executive's employment with the Company, or under any agreement, arrangement, commitment, plan, program, practice or policy of the Company, or otherwise, other than as expressly provided in the Employment Agreement.
(c)Notwithstanding the foregoing or any other term or provision hereof, Executive shall be entitled to such rights as are vested in Executive as of the Termination Date, under and subject to the terms of (i) the Employment Agreement, (ii) any applicable retirement plan(s) to which Executive may be subject, (iii) any applicable stock option plan or other incentive compensation plan of the Company to which Executive may be subject, (iv) any right which Executive now has or may hereafter have to claim a defense and/or indemnity for liabilities to third parties in connection with Executive’s activities as an employee of the Company or any of its affiliates pursuant to the terms of any applicable statute, under any insurance policy, pursuant to the certificate of incorporation or bylaws or established policies of the Company or any affiliate thereof or pursuant to written agreement expressly providing for such indemnity between Executive and the Company or any affiliate thereof, (v) any other applicable employee welfare benefit plans to which Executive may be subject and (vi) reimbursement of all reasonable business expenses received by Executive in accordance with Company’s practices and policies regarding reimbursement of business expenses. Further, Executive shall be entitled to such continuation of health care coverage as is required under, and subject to, applicable law, of which Executive shall be notified in writing after the Termination Date, provided Executive timely exercises Executive's rights in accordance therewith. Executive understands and acknowledges that all payments for any such continued health care coverage Executive may elect will be paid by Executive, except to the extent the Employment Agreement provides that such payments shall be made by the Company.
2.Executive confirms that, on or prior to seven (7) days from the date hereof, Executive shall turn over to the Company all files, memoranda, records, credit cards and other documents and physical or personal property that Executive received from the Company or that Executive generated in connection with Executive’s employment by the Company or that are the property of the Company provided that Executive may retain notes, files, calendars, contact information and correspondence of a personal nature (whether in hard copy or electronic form), provided, in each case, that no confidential Company information or information intended primarily for internal Company use is contained therein.
3.It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under law. Should there be any conflict between any provision hereof and any present or future law, such law will prevail, but the provisions affected thereby will be curtailed and limited only to the extent necessary to bring them within the requirements of law, and the remaining provisions of this Agreement will remain in full force and effect and be fully valid and enforceable.
4.Executive represents and agrees (a) that Executive has to the extent Executive desires discussed all aspects of this Agreement with Executive’s attorney, (b) that Executive has carefully read and fully understands all of the provisions of this Agreement, and (c) that Executive is voluntarily entering into this Agreement.
5.Excluding enforcement of the covenants, promises and/or rights reserved herein and/or in the Employment Agreement, Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of the Company's direct or indirect owners, parent companies, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (including, for the avoidance of doubt, The Walt Disney Company (“Disney”) and agents, directors, officers, employees, representatives and attorneys of such companies, divisions, subsidiaries and affiliates) and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort or any legal restrictions on the Company's right to terminate employees, or any federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination In Employment Act of 1967, as amended, and the California Fair Employment and Housing Act, all as amended, that Executive now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Executive's execution hereof that directly or indirectly arise out of, relate to, or are connected in any manner whatsoever with, Executive’s services to, or employment by the Company or any of its affiliates (any of the foregoing being an “Executive Claim” or, collectively, the “Executive Claims”). This release does not constitute a release of any Executive Claims that cannot be released as a matter of law.
6.Except as expressly reserved herein, Executive expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."
Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Releasees, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all Executive Claims that Executive does not know or suspect to exist in Executive's favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Executive Claim or Executive Claims.
7.Excluding enforcement of the covenants, promises and/or rights reserved herein or in the Employment Agreement, and except as otherwise provided in the proviso at the end of this sentence, the Company hereby irrevocably and unconditionally releases, acquits and forever discharges Executive, and Executive’s heirs, assigns and successors in interest (“Executive Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any federal, state or other governmental statute, regulation or ordinance, that the Company now has, or has ever had, or ever will have, against Executive and/or the Executive Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of the Company’s execution hereof, that directly or indirectly arise out of, relate to, or are connected in any manner whatsoever with, Executive’s services to, or employment by the Company (hereinafter referred to as a “Claim” or collectively, the “Claims”); provided, however, that, notwithstanding any other term or provision hereof, any Claim or Claims rising out of, or resulting from, in part or whole, (i) any illegal or fraudulent act(s) or illegal or fraudulent omission(s) to act of Executive, (ii) any action(s) or omission(s) to act which would constitute self-dealing or a breach of Executive’s confidentiality obligations to the Company or any affiliate thereof, or a breach of The Walt Disney Company and

Affiliated Companies Confidentiality Agreement executed by Executive, or (iii) The Walt Disney Company Clawback Policy, to which Executive has agreed Executive is subject, are hereby expressly excluded in their entirety from the foregoing release, acquittal and discharge and are unaffected thereby (any Claim or Claims not so excluded pursuant to this proviso being hereinafter referred to as a “Company Claim” or, collectively, as the “Company Claims”). This release does not constitute a release of any Company Claims that cannot be released as a matter of law.
8.Except as expressly reserved herein, the Company expressly waives and relinquishes all rights and benefits afforded by California Civil Code Section 1542 and does so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 states as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release, acquittal and discharge of the Executive Releasees with respect to the Company Claims only, the Company expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all the Company Claims that the Company does not know or suspect to exist in the Company’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such Company Claims. Notwithstanding anything in this Release to the contrary, nothing in this Release shall be construed to limit the rights of Disney and/or the Board of Directors of Disney to enforce its or their rights under The Walt Disney Company Clawback Policy.
9.Executive agrees to cooperate to the extent reasonable, upon reasonable notice and subject to Executive’s critical personal and business commitments, with Company and all of its subsidiaries and affiliated entities (the “Company Entities”) in their defense of or other participation in any administrative, judicial or collective bargaining proceeding arising from any claim, charge, complaint, lawsuit, grievance, arbitration, investigation or action which has been or may be filed or commenced and about which Executive has knowledge as a result of Executive’s employment with Company or any other Company Entities. Executive further agrees to cooperate with the Company Entities in responding to reasonable requests for information arising out of or related to matters within the scope of Executive’s employment. Company will reimburse Executive for all reasonable out-of-pocket expenses Executive incurs in connection with such cooperation.
10.Executive agrees not to provide information in any claim, charge, complaint, lawsuit, grievance, arbitration, investigation or action against the Company unless requested by the Company or required by law, in which case Executive agrees to provide reasonable notice to the Company so that the Company may take steps to protect its interests. Nothing in this Agreement prohibits Executive from filing a claim, charge or grievance with the California Civil Rights

Division, the Equal Employment Opportunity Commission, or any similar state or federal agency or from participating or cooperating in such an administrative matter. However, through the release of claims set forth above, Executive does release any claim to monetary damages resulting from any such administrative matter.
11.Executive is advised to consult with an attorney before signing this Agreement. Executive understands that Executive has been given a period of 21 days to review and consider this Agreement before signing it pursuant to the Age Discrimination In Employment Act of 1967, as amended. Executive further understands that Executive may use as much of this 21-day period as Executive wishes prior to signing.
12.Executive acknowledges and represents that Executive understands that Executive may revoke the waiver of Executive’s rights under the Age Discrimination In Employment Act of 1967, as amended, effectuated in this Agreement within 7 days of signing this Agreement. Revocation can be made by delivering a written notice of revocation to the General Counsel, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521; with a copy to Disney’s Executive Vice President, Chief Human Resources Officer, at the same address. For this revocation to be effective, written notice must be received by the General Counsel, no later than the close of business on the seventh day after Executive signs this Agreement. If Executive revokes the waiver of Executive’s rights under the Age Discrimination In Employment Act of 1967, as amended, the Company shall have no obligations to Executive under this Agreement or the Employment Agreement.
13.Executive and the Company respectively represent and acknowledge that in executing this Agreement neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the Releasees or of the Executive Releasees with regard to the subject matter, basis or effect of this Agreement or otherwise.
14.This Agreement shall not in any way be construed as an admission by any of the Releasees or Executive Releasees, respectively, that any of the Releasees or Executive Releasees has acted wrongfully or that the Company or Executive has any rights whatsoever against any of the Releasees or Executive Releasees except as specifically set forth herein, and each of the Releasees and Executive Releasees specifically disclaims any liability to any party for any wrongful acts.

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15.This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. This Agreement is binding on the successors and assigns of, and sets forth the entire agreement between, the parties hereto; fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; and may not be changed except by explicit written agreement to that effect subscribed by the parties hereto.
PLEASE READ CAREFULLY. THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

--EXHIBIT; NOT FOR EXECUTION--

Kristina K. Schake

Date:

THE WALT DISNEY COMPANY

By:

Title:

Date:
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